LICENSE AGREEMENT

between

OUTLOOK PHARMACEUTICALS, INC.

and

AURIGA LABORATORIES, INC.

Confidential

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), effective as of November 28, 2007 (the “Effective Date”), is entered into between Outlook Pharmaceuticals, Inc., an Ohio corporation (“Outlook”), and Auriga Laboratories, Inc., a Delaware corporation (“Auriga”).

Recitals

WHEREAS, Outlook is the owner of the rights relating to the product immediate release Dextroamphetamine Sulfate Oral Solution, 5mg/5ml, a pharmaceutical product;

WHEREAS, Outlook has filed and is the sponsor of abbreviated new drug application 40-776.

WHEREAS, Auriga desires to obtain an exclusive license to Exploit, defined below, the Product in the Territory, defined below, and;

WHEREAS, Outlook is willing to grant to Auriga said license, subject to the terms and limitations set forth herein.

Based on the foregoing Recitals, and the mutual covenants set forth below, the parties agree as follows:

1 DEFINITIONS

“Affiliate” shall mean, with respect to any person or entity, any other person or entity that controls, is controlled by or is under common control with such person or entity.  For purposes of this Agreement, a person or entity shall be in “control” of an entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to control the management and policies of such other entity.

"ANDA" the abbreviated new drug application * * *.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

"Act" shall mean the United States Federal Food, Drug & Cosmetic Act (21 U.S. 301) and the regulations promulgated thereunder.

“Auriga” shall have the meaning set forth in the preamble to this Agreement.

"Auriga Common Stock" shall mean the Common Stock of Auriga, $.001 par value per share.

“Bankruptcy Code” shall have the meaning set forth in Section 11.3.1 of the License Agreement.

"Business Days" shall mean any day that banking institutions are open for regular business in Cincinnati, Ohio.

“Commercially Reasonable Efforts” shall have the meaning set forth in Section 4.1.2 of this Agreement.

“Confidential Information” shall mean, with respect to a party, all information (and all tangible and intangible embodiments thereof), that is owned or controlled by such party, is disclosed by or on behalf of such party to the other party pursuant to this Agreement, and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving party and described as such in writing within thirty (30) days after such disclosure.  Notwithstanding the foregoing, Confidential Information of a party shall not include information which, and only to the extent, the receiving party can establish by written documentation (a) has been generally known prior to disclosure of such information by the disclosing party to the receiving party; (b) has become generally known, without the fault of the receiving party, subsequent to disclosure of such information by the disclosing party to the receiving party; (c) has been received by the receiving party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) has been otherwise known by the receiving party free of confidentiality obligations prior to disclosure of such information by the disclosing party to the receiving party; or (e) has been independently developed by employees or others on behalf of the receiving party without use of such information disclosed by the disclosing party to the receiving party (each, a “Confidentiality Exception”).

“Confidentiality Exception” shall have the meaning set forth in the preceding definition.

"Controlling Stockholders" shall have the meaning set forth in Section 5.1.4(b).

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Encumbrance” shall mean any lien, mortgage, deed of trust, pledge, security interest, charge, condition, equitable interest, right of first refusal, community property interest, covenant, option, title defect, claim, restriction, variance, exception, license, or other adverse claim or interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership

“Exploit,” “Exploiting” or “Exploitation” shall mean to make, have made, distribute, commercialize, market, offer for sale and sell the Product in the Territory.

“FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

"FDA Approval" shall mean written communication from the FDA that the FDA has approved the Product.

“First Commercial Sale” shall mean the first sale for use or consumption by the general public of the Product; conclusive indicia of a First Commercial Sale shall include, but is not limited to, the shipment of Product to wholesalers.

"First Product Delivery" shall mean the first delivery of a commercial supply of the Product by Mikart, Inc., or any other manufacturer or supplier, to Auriga or its designee.

“Indemnitee” shall have the meaning set forth in Section 10.3 of this Agreement.

“Law” shall mean any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any governmental authority, including the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder.

“License Agreement” shall mean this Agreement pursuant to which Outlook grants certain exclusive license rights for Auriga to Exploit the Products in the Territory.

"Minimum Annual Performance Payments"  shall have the meaning set forth in Section 5.2.3 below.

“Net Sales” shall mean the amounts * * *.

"Outlook" shall mean Outlook Pharmaceuticals, Inc., an Ohio corporation.

“Outlook Know-How Rights” shall mean, collectively, all trade secret and other know-how rights relating to the Product which Outlook has an ownership or licensable interest as of the Effective Date.

“Outlook Technology” shall mean, collectively, (a) the ANDA; (b)  Outlook Know-How Rights; and (c) Trademark.

"Performance Payments" shall have the meaning set forth in Section 5.2.2 below.

“Product” or “Products” shall mean immediate release * * * Solution, 5 mg/5ml.

"Term" shall have the meaning set forth in Section 11.1.

“Territory” shall be the United States, its territories and possessions and the District of Columbia.

"Trademark" shall mean the trademark Liquadd™, serial number 77252236 filed in the United States Patent and Trademark Office on August 10, 2007 by Outlook.

2 REPRESENTATIONS AND WARRANTIES

2.1 Both Parties.  Each party represents and warrants to the other party as follows:

2.1.1 Organization.  Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2 Authorization and Enforcement of Obligations.  Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3 Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4 No Conflict.  The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable Laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

2.2 Outlook Additional Representations and Warranties.  Outlook hereby represents and warrants to Auriga that:

2.2.1 Intellectual Property Matters.

(a) Other than pursuant to this Agreement, Outlook has not assigned, licensed, sublicensed, granted any interest in or options to, nor has Outlook otherwise entered into any existing agreement with respect to, the ANDA for use in the Territory and shall not do so prior to the expiration or termination of this Agreement.

(b) As of the Effective Date, to Outlook's knowledge, the use of the ANDA in accordance with the terms of this Agreement does not infringe the intellectual property rights of any third party and does not constitute a misappropriation of the trade secrets or other intellectual property rights of any third party in the Territory.

(c) As of the Effective Date, to Outlook's knowledge, no third party has interfered with, infringed upon or misappropriated the ANDA.

(d) As of the Effective Date, Outlook has not been served with notice of any interference action, opposition, or litigation with respect to the ANDA nor has Outlook received any written communication which expressly threatens any interference action, opposition, litigation, requests that Outlook obtain a license from any third party or otherwise threatens or contemplates litigation with respect to the ANDA, whether before any patent and trademark office, court, or any other governmental authority.  To Outlook's knowledge, as of the Effective Date:  (i) no such action or litigation has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action or litigation.

2.2.2 Regulatory Matters.

(a) Outlook has not received any warning letters or written correspondence from the FDA and/or any other governmental authority requiring the termination, suspension or modification of any clinical or pre-clinical studies or tests with respect to the Product.

(b) As of the Effective Date, there are no actual or, to the knowledge of Outlook, threatened enforcement actions relating to the Product by the FDA or any other governmental authority which has jurisdiction over Outlook's or any applicable third-party manufacturer’s operations or products, including, without limitation, any fines, injunctions, civil or criminal penalties, investigations, debarments or suspensions.

2.2.3 Compliance with Laws.  To Outlook's knowledge, as of the Effective Date, Outlook is in compliance in all material respects with all Laws that are applicable to the ownership, operation or use of any of the Product or Outlook Technology.  To the knowledge of Outlook, there are no events, conditions, circumstances, activities, practices, incidents or actions of Outlook relating to the Outlook Technology that would interfere with or prevent compliance with or give rise to any liabilities or investigative, corrective or remedial obligations with respect to the Outlook Technology under applicable Laws.

2.3 Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2, OUTLOOK MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE OUTLOOK TECHNOLOGY, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2, ALL RIGHTS IN THE OUTLOOK TECHNOLOGY PROVIDED TO AURIGA HEREUNDER ARE PROVIDED “AS IS.”

3 LICENSE GRANT AND SUBLICENSING

3.1 Outlook Technology.  Outlook hereby grants to Auriga an exclusive (even as against Outlook), sublicensable (as set forth in Section 3.2), license under the Outlook Technology to Exploit the Products in the Territory (the "License").

3.2 Sublicenses.  Subject to obtaining the prior written consent from Outlook Auriga shall have the right to grant sublicenses under any portion or all of the license set forth in Section 3.1 to one or more Affiliates and/or third parties.  A copy of each sublicense shall be delivered to Outlook within thirty (30) days after signing the sublicense.  Each sublicense shall be subject to the applicable terms and conditions of this Agreement.  No such sublicense shall grant any right to grant further sublicenses.

4 DILIGENCE EFFORTS.

4.1 Order, Launch Date and Efforts.

4.1.1 Order and Launch Date.  Within five (5) Business Days after the Product receives FDA Approval, Auriga shall place a purchase order on Mikart, Inc. for a commercial supply of the Product and shall promptly provide Outlook with a copy of such purchase order.  Auriga shall make the First Commercial Sale of the Product no later than thirty (30) days after the delivery of the Product to Auriga, or its designee, pursuant to such purchase order.

4.1.2 Diligence Efforts.  Auriga shall use Commercially Reasonable Efforts (defined below) to maximize sales of the Products in the Territory.  The term “Commercially Reasonable Efforts” shall mean that level of effort and resources as Auriga applies to its other first priority products.

4.1.3 Abandonment.  If at any time Auriga abandons or suspends its manufacture, marketing or intent to market the Products for a period exceeding forty-five (45) days, Auriga shall immediately notify Outlook, giving reasons therefore and a statement of its actions.

4.2 Safety Monitoring and Notice, Promotion, Sales Reports.

4.2.1 Safety Monitoring and Notice.

(a) Auriga shall comply with all Laws applicable to the testing, manufacture, transportation, packaging, labeling, promotion, distribution, sales and use of the Products.  Without limiting the foregoing, Auriga shall be solely responsible for assuring compliance with the Act and regulations applicable to this Agreement and Auriga's activities hereunder, including but not limited to safety monitoring and adverse event reporting.

(b) Auriga shall promptly notify Outlook of its knowledge of any fact, circumstance, condition or knowledge that bears on (i) the safety or efficacy of the Products, or (ii) any report of an adverse event associated with the Product.  Auriga and Outlook may use and disclose such information to the extent necessary to comply with the Law.  Auriga shall have sole responsibility in taking all actions which may be required or commercially reasonable in connection with any such fact, circumstance, condition or knowledge.

4.2.2 Promotion.  Auriga shall develop, review and in all other respects be responsible for all promotional materials related to the Product.  Auriga represents and agrees only to promote the Product within and in accordance with the FDA approved labeling and this Agreement.

4.2.3 Sales Reports.  Within sixty (60) days following the end of each calendar quarter during the Term, Auriga shall prepare and deliver to Outlook a written report which shall  (a) describe, in reasonable detail, Auriga’s efforts to promote and sell Products during such quarter, and (b) disclose the results thereof achieved during such quarter.  The report and contents of any such report shall be owned exclusively by Auriga and Outlook shall treat the report and its contents as Confidential Information of Auriga consistent with Section 9 of this Agreement.

5 PAYMENTS

5.1 Auriga Common Stock or Cash.

5.1.1 Delivery.  * * *.

5.1.2 Payment Amount and Time.

* * * *

5.1.3 Value.  * * *

5.1.4 Anti-Dilution and Tag Along Rights.

* * *

5.2 Performance Payments.

* * *

5.3 Performance Payments Reports.

5.3.1 * * *.

5.3.2 * * *.

5.3.3 * * *.

5.3.4 * * *.

5.3.5 * * *.

5.4 Audits.

5.4.1 Upon the written request of Outlook and not more than once in each calendar year, Auriga shall permit an independent certified public accounting firm of nationally recognized standing, selected by Outlook and reasonably acceptable to Auriga, at Outlook’s expense, to have access during normal business hours to such of the records of Auriga as may be reasonably necessary to verify the accuracy of the Performance Payment reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request.  The accounting firm shall be required to sign a confidentiality agreement for the benefit of, and in a form reasonably acceptable to, Auriga, and shall disclose to Outlook and Auriga only whether the reports are correct or not and the specific details concerning any discrepancies.  No other information shall be shared.

5.4.2 If such accounting firm concludes that additional Performance Payments were owed during the audited period, Auriga shall pay such additional Performance Payments within thirty (30) days of the date Outlook delivers to Auriga such accounting firm’s written report so concluding.  If such accounting firm concludes that Auriga has overpaid Performance Payments during the audited period, Auriga shall have the right to credit the amount of the overpayment against each subsequent quarterly payment due to Outlook until the overpayment has been fully applied against future Performance Payments.  If the overpayment is not fully applied prior to the final quarterly payment of Performance Payments due hereunder, Outlook shall promptly refund to Auriga an amount equal to any such remaining overpayment.  The fees charged by such accounting firm shall be paid by Outlook; provided, however, if the audit discloses that the Performance Payments payable by Auriga for such period are more than one hundred ten percent (110%) of the Performance Payments actually paid for such period, then Auriga shall pay the reasonable fees and expenses charged by such accounting firm.

5.4.3 * * *.

5.5 Payment Method.  All cash payments by Auriga to Outlook hereunder shall be in United States Dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by Outlook to Auriga.

6 TRANSFER OF SPONSORSHIP AND MANAGEMENT OF ANDA

6.1 Transfer of Sponsorship.  Outlook shall within eight (8) business days after the date of FDA Approval send written notice to the FDA transferring the sponsorship of the ANDA to Auriga and Auriga shall at the same time send written notice to the FDA assuming all obligations thereunder, and such notices shall have an effective date that is approximately thirty (30) days after the date of FDA Approval.  The parties shall coordinate with one another and shall send such notices simultaneously, and each party shall deliver a copy of its FDA notice to the other party.

6.2 FDA Communications and Management of ANDA.  Prior to FDA Approval, Outlook shall communicate with the FDA and undertake all actions that it deems necessary, in its sole discretion, with respect to the ANDA.  Outlook shall send copies of all correspondence it receives from the FDA, prior to the transfer of sponsorship described in Section 6.1 above, to Auriga.

7 TRADEMARKS

7.1 Auriga agrees to use the Trademark only in connection with the Product in compliance with the standards, specifications, directions, information and know-how supplied and approved by Outlook.

7.2 Auriga agrees to comply with any requirements established by Outlook concerning the style, design, display and use of the Trademark; to correctly use the appropriate trademark symbol with every use of the mark; and to submit in advance to Outlook for approval a copy of its use on all advertising, labels, stickers or packaging, which shall not be unreasonably withheld.

7.3 Auriga agrees to submit to Outlook from time to time and to permit Outlook or its duly authorized representative the right to inspect the Products.  When requested, Auriga agrees to send samples of advertising and promotional materials, as well as goods and promotional and advertising materials bearing or sold under the Trademark and any other documents which may permit Outlook to determine whether the goods and services and trademark uses meet the standards, specifications and directions approved by Outlook.

7.4 Auriga agrees that ownership of the Trademark and the goodwill relating thereto shall remain vested in Outlook both during the period of this Agreement and thereafter.  Auriga agrees to inform Outlook of the use of any marks similar to the Trademark and any potential infringements of the Trademark which come to its attention.

8 AUTHORIZED GENERIC

8.1 * * *.

9 CONFIDENTIALITY

9.1 Confidentiality.  During the Term and for a period of seven (7) years following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s directors, officers, employees, consultants, Affiliates and permitted sublicensees hereunder, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement.  To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement.  Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

9.2 Terms of Agreement.  Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in, or lending arrangement with, such party, (ii) a sublicense, collaboration, co-promotion, strategic partnership, merger, consolidation or similar transaction by such party, or (iii) the sale of all or substantially all of the assets of such party.

9.3 Permitted Disclosures.  The confidentiality obligations under this Section 9 shall not apply to the extent that a party is required to disclose information by Law; provided, however, that such disclosing party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure, provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof, and to the extent of any objection, make only the minimum disclosure of information required by Law.

9.4 Publicity.  If either party wishes to make a public disclosure concerning this Agreement or the relationship established hereunder, such party shall provide the other party in advance with a copy of such proposed disclosure and the other party shall have three (3) business days within which to approve or disapprove the content of the proposed disclosure.  Neither party shall unreasonably withhold approval of such disclosure.  Failure to respond within such three (3) business day period shall constitute approval.

10 INDEMNIFICATION

10.1 Indemnification by Auriga.  Except to the extent that Outlook is obligated to indemnify Auriga under Section 10.2 below, Auriga shall indemnify and hold harmless Outlook, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, arising from any claims, demands, actions or other proceedings by any third party arising from (a) the breach of any representation, warranty or covenant by Auriga under this Agreement; (b) the use of the Outlook  Technology by or on behalf Auriga; or (c) the Exploitation, handling or storage of Products by Auriga, its sublicensees or their respective Affiliates (excluding Outlook), customers or end-users provided, however, that such indemnification right shall not apply to any losses, liabilities, damages or expenses to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a party seeking indemnification under this Section 10.1.

10.2 Indemnification by Outlook.  Outlook shall indemnify and hold harmless Auriga, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, arising from any claims, demands, actions or other proceedings by any third party arising from the breach of any representation, warranty or covenant by Outlook under this Agreement; provided, however, that such indemnification right shall not apply to any losses, liabilities, damages or expenses to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a party seeking indemnification under this Section 10.2.

10.3 Procedure.  A party that intends to claim indemnification under this Section 10.3 (the “Indemnitee”) shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim indemnification; provided, however, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligation hereunder, except to the extent that the Indemnitor is prejudiced by such failure to provide prompt notice.  The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee, shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings.  The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, unless (a) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (b) the sole relief provided is monetary damages that are paid in full by the Indemnitor.

10.4 Insurance.  Auriga shall maintain insurance with respect to its activities under this Agreement as is normal and customary in the pharmaceutical industry generally for parties similarly situated.  Auriga shall, upon request of Outlook, provide the requesting party with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto.  Outlook shall be named as an additional insured on any such policies maintained hereunder by Auriga.  If there is any additional costs for adding Outlook as an additional insured, Auriga shall pay such additional costs.

11 TERM; TERMINATION

11.1 Term.  This Agreement shall commence on the Effective Date and be perpetual unless terminated pursuant to this Section 11;  provided, however, the license to the Trademark shall terminate and all rights to the Trademark shall revert to Outlook if Auriga ceases to use the Trademark in any material manner in connection with the Product or fails to use the Trademark in the marketing associated with the First Commercial Sale of the Product ("Term").

11.2 Termination for Breach.

11.2.1 If Auriga has breached any of its obligations to pay any of the payments to which Outlook is entitled under this Agreement, and such breach continues for thirty (30) days after written notice of such breach was provided to Auriga by Outlook, Outlook shall have the right at its option to terminate this Agreement effective at the end of such thirty (30) day period.

11.2.2 If a party has materially breached any of its obligations hereunder, and such material breach continues for sixty (60) days after written notice of such breach was provided to the breaching party by the nonbreaching party, the nonbreaching party shall have the right at its option to terminate this Agreement effective at the end of such sixty (60) day period.

11.3 Termination for  Bankruptcy.

11.3.1 Either party may terminate this Agreement upon the occurrence of one or more of the following:

(a) immediately upon written notice to the other party in the event such other party becomes insolvent or initiates a voluntary proceeding under the U.S. Bankruptcy Code (beginning at 11 U.S.C. 101, as amended) (the “Bankruptcy Code”); or

(b) immediately upon written notice to the other party in the event such other party becomes the subject of an involuntary proceeding under the U.S. Bankruptcy Code and such proceeding is not dismissed or stayed within ninety (90) days of its commencement.

11.4 Termination by Auriga.  * * *.

11.5 Termination by Outlook.  * * *.

11.6 Effect of Expiration or Termination.

11.6.1 Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such expiration or termination.  Without limiting the foregoing, Articles 1, 9, 10, 11 and 12 and Sections 2.3, 4.2.3, 5.1.4, 5.2, 5.3 and 5.4 of this Agreement shall survive any expiration or termination of this Agreement.

11.6.2 Promptly upon the expiration or earlier termination of this Agreement: (a) Auriga shall destroy or return (at Outlook's expense) to Outlook (as Outlook shall direct) all Outlook Technology and any data or information related to the Product; (b) Auriga shall grant Outlook a perpetual exclusive royalty free license in the Territory to use all tradenames and trademarks under which the Product is being marketed or has been marketed and (c) Auriga shall promptly send written notice to the FDA transferring the sponsorship of the ANDA to Outlook and Outlook shall at the same time send written notice to the FDA assuming all obligations thereunder, and such notices shall have an effective date that is approximately thirty (30) days after the date of expiration or termination of this Agreement.  The parties shall coordinate with one another and shall send such notices simultaneously, and each party shall deliver a copy of its FDA notice to the other party.

12 GENERAL PROVISIONS

12.1 Governing Law.  This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Ohio, without regard to the conflicts of law principles thereof.

12.2 Arbitration.  Any dispute, controversy or claim initiated by either party arising out of, resulting from or relating to this Agreement, or the performance by either party of any obligation under this Agreement, whether before or after termination of this Agreement, shall be finally resolved by binding arbitration.   Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party.  Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules.  Any such arbitration shall be held in Chicago, Illinois.  The method and manner of discovery in any such arbitration proceeding shall be governed by the Commercial Arbitration Rules of the American Arbitration Association.  Each party shall choose one (1) arbitrator within thirty (30) days after receipt of notice of the intent to arbitrate.  Such arbitrators shall thereafter choose a third arbitrator within thirty (30) days of their appointment.  If one or both of the parties fails to make a timely appointment of its arbitrator, then such missing arbitrator(s) will be appointed by the American Arbitration Association.  The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine.  The arbitrators shall make their award and decision by majority approval, which shall be made in accordance with the terms of this Agreement and applicable law.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.  Each of the parties agrees that if certain material obligations under this Agreement are not performed in accordance with their specific terms or are otherwise breached, (a) severe and irreparable damage would occur, (b) no adequate remedy at law would exist and (c) damages would be difficult to determine.  Each of the parties agrees that, in such case, the injured party or parties shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law, and the breaching party shall waive any requirement that such party or parties post bond as a condition for obtaining any such relief.

12.3 Waiver.  No waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.  The failure by either party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a party to thereafter enforce each and every provision of this Agreement

12.4 Rights Under U.S. Bankruptcy Code.  All rights and licenses granted under or pursuant to this Agreement by Outlook are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses to intellectual property as defined under Section 101 of the Bankruptcy Code.  Outlook agrees that Auriga shall retain and may fully exercise its rights and elections under the Bankruptcy Code.

12.5 Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment in violation of this Section 12.5 shall be void.

12.6 Further Actions.  Each party agrees to execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.7 Notices.  All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

If to Outlook:

Outlook Pharmaceuticals, Inc.
Attn: Stefan Antonsson
747 Tusculum Ave.
Cincinnati, Ohio  45226

with a copy to:

Dinsmore & Shohl LLP
Attn:  Paul R. Mattingly, Esq.
255 East Fifth Street, Suite 1900
Cincinnati, Ohio 45202

If to Auriga:

Auriga Laboratories, Inc.
Attn:  Philip S. Pesin
10635 Santa Monica Blvd., Suite 120
Los Angeles, California 90025

12.8 No Implied Licenses.  Only licenses and rights granted expressly herein shall be of legal force and effect.  No license or other right shall be created hereunder by implication, estoppel or otherwise.

12.9 Force Majeure.  Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

12.10 No Consequential Damages.  IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 12.10 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 10 ABOVE.

12.11 Complete Agreement.  This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect.

12.12 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

12.13 Headings.  The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

OUTLOOK PHARMACEUTICALS, INC.

By:
Its:
Print Title:

AURIGA LABORATORIES, INC.

By:
Its:
Print Title:

For the purposes of Section 5.1.4(b) only:

CONTROLLING STOCKHOLDERS:

___________________________________________
Philip S. Pesin

Outlook, License Agreement (Redacted)

Confidential

EXHIBIT A

CONTROLLING STOCKHOLDERS

Philip S. Pesin

Outlook, License Agreement (Redacted)